Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649
Mt. Pleasant, Michigan, May 28, 2009 - Dennis P. Angner, President and CEO of Isabella Bank Corporation (ISBA) announced that at the annual meeting of shareholders of Isabella Bank Corporation held May 5, 2009, the Corporation’s shareholders reelected David J. Maness, President of Maness Petroleum, W. Joseph Manifold, CPA and President of Federal Broach, William J. Strickler, President of Michiwest Energy, and Dennis P. Angner, President of Isabella Bank Corporation to serve as members of the Corporation’s Board of Directors until the 2012 annual meeting of shareholders. Additionally James C. Fabiano, Chairman Fabiano Brothers, was reelected by the Board of the Directors as Chairman of the Corporation.
Mr. Angner also announced that the Corporation’s Board of Directors at its May 21st meeting declared a second quarter cash dividend of $0.13 per share payable on June 30th to shareholders of record on June 1, 2009. The cash dividend represents an 8.3% increase over the dividend paid in the first quarter of 2009 and the second quarter of 2008 and reflects the Corporation’s continued strong financial performance in these difficult economic times.
Isabella Bank Corporation, with $1.65 billion of assets under management, is the parent company of Isabella Bank which serves the central Michigan region with 24 branch locations.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended March 31, 2009, which are available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.